Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 14, 2018
Registration Statement Nos. 333-205778 and 333-205778-11

*FULL PXING* Toyota Auto Receivables 2018-C Owner Trust Joint Leads: Citi (Str.), Credit Ag and Mizuho
Co-Managers: ANZ, ING, Unicredit

CAPITAL STRUCTURE:
	Notes	Offered
CLASS	Amt($mm)	Amt($mm)	WAL**	M/S***	BENCH	L.Fin	Sprd	Yld	Cpn	$PX
A-1	454.000	--	0.22	P-1/A-1+	-NA-	9/16/19			-
A-2a	654.000	621.300	1.08	Aaa/AAA	EDSF+	8/16/21	12	2.795	2.77	99.99062
A-2b	106.000	100.700	1.08	Aaa/AAA	1mL+	8/16/21	12		1mL+12	100.00000
A-3	486.400	462.080	2.37	Aaa/AAA	ISWP+	12/15/22	20	3.047	3.02	99.98221
A-4	152.100	144.495	3.47	Aaa/AAA	ISWP+	2/15/24	27	3.158	3.13	99.97568
B	47.500	--	3.73	A1/AA+	-NA-	8/15/24			-

**	WAL to 5% Call, 1.3% ABS
***	Expected Ratings

TRANSACTION DETAILS:
-Transaction Upsize:	$1,900mm ($1,328.575mm of Offered Notes)
-Ticker:	TAOT 2018-C
-Registration:	SEC Registered
-Ratings:	Moody's / S&P
-B&D:	Citi
-ERISA Eligible:	Yes
-Settlement:	August 22, 2018
-First Payment:	September 17, 2018
-Pricing Speed:	1.3% ABS to 5% CALL
-Denoms:	$1k / $1k
-Cusips:	A-2a: 89231A AB7
A-2b: 89231A AC5
A-3: 89231A AD3
A-4: 89231A AE1

AVAILABLE INFORMATION:
*Preliminary Prospectus, Ratings FWP, CDI files (attached)
*Intex Login:  $1.90bn       Deal Name: XTOYOT18C_2      Password: 3XV4

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.